Exhibit 4.10

License Agreement

This Agreement is entered into with effect as of the Effective Date (as defined below)

by and between

F. Hoffmann-La Roche Ltd

with an office and place of business at Grenzacherstrasse 124, 4070 Basel, Switzerland (“ROCHE Basel”)

and

Hoffmann-La Roche Inc.

with an office and place of business at 340 Kingsland Street, Nutley, New Jersey 07110, U.S.A. (“ROCHE Nutley”; ROCHE Basel and ROCHE Nutley together referred to as “ROCHE”)

on the one hand

and

Evotec Neurosciences GmbH

with their office and place of business at Schnackenburgallee 114, 22525 Hamburg, Germany (“EVOTEC”)

on the other hand

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the

Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

WHEREAS, ROCHE has discovered proprietary compounds of the NMDA class and possesses proprietary intellectual property rights relating thereto, including the Roche Patent Rights (as defined below); and

WHEREAS, ROCHE and EVOTEC entered into a License Agreement effective as of December 19, 2003, as amended on April 15, 2004 (“2003-Agreement”), under which ROCHE granted EVOTEC licenses under certain patent rights and know-how relating to Compounds (as defined below);

WHEREAS, this Agreement revises and supersedes the 2003-Agreement between the Parties;

NOW, THEREFORE, the Parties hereto, intending to be legally bound, do hereby agree as follows:

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the

Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

License Agreement

1.	Definitions		7
	1.1	Additional Indications	7
	1.2	Affiliate	7
	1.3	Agreement	7
	1.4	Agreement Term	7
	1.5	Asset Purchase Agreement	7
	1.6	Business Day	7
	1.7	Calendar Quarter	8
	1.8	Calendar Year	8
	1.9	Combination Product	8
	1.10	Commercially Reasonable Efforts	8
	1.11	Compound	8
	1.12	Completion	8
	1.13	Control	8
	1.14	Confidential Information	9
	1.15	Cover	9
	1.16	Development Plan	9
	1.17	Effective Date	9
	1.18	EMEA	9
	1.19	EVOTEC Know-How	10
	1.20	EVOTEC Patent Rights	10
	1.21	EVT 101	10
	1.22	EVT 103	10
	1.23	EVT 103 Development	10
	1.24	Expert	10
	1.25	FDA	10
	1.26	FDCA	10
	1.27	Field	10
	1.28	Filing	10
	1.29	Final Report	11
	1.30	First Commercial Sale	11
	1.31	Handle	11
	1.32	Initial Indications	11
	1.33	Insolvency Event	11
	1.34	Inventions	11
	1.35	Joint Patent Rights	11
	1.36	Joint Steering Committee	11
	1.37	Joint Know-How	12
	1.38	Know-How	12
	1.39	Legal Requirement	12
	1.40	NDA	12
	1.41	Net Sales	12
	1.42	Option Exercise Period	13
	1.43	Option Right	13
	1.44	Party	13

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the

Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

	1.45	Patent Rights	13
	1.46	[***]	13
	1.47	Product	13
	1.48	Regulatory Authority	13
	1.49	Regulatory Approval	14
	1.50	Regulatory Filings	14
	1.51	ROCHE Group	14
	1.52	ROCHE Know-How	14
	1.53	ROCHE Patent Rights	14
	1.54	ROCHE Base Patent Rights	14
	1.55	Royalty Term	14
	1.56	Severable	14
	1.57	Sublicensee	15
	1.58	Territory	15
	1.59	Third Party	15
	1.60	TRD	15
	1.61	TRD Study	15
	1.62	US	15
	1.63	US Dollars	15
	1.64	Valid Claim	15
	1.65	VAT	15
2.	Grant of License		15
	2.1	License	15
	2.2	Sublicense	16
	2.3	Use of [***]	16
3.	Option of ROCHE		16
	3.1	Option Right	16
	3.2	Data Reporting during Option Exercise Period	17
4.	Discussions with Third Parties		17
5.	Diligence		18
6.	Development		18
	6.1	Development by EVOTEC	18
	6.2	TRD Study and the EVT 103 Development	18
7.	Joint Steering Committee		19
	7.1	Members	19
	7.2	Responsibilities of the JSC	19
	7.3	Meetings	20
	7.4	Minutes	20
	7.5	Decisions	20
	7.6	Information Exchange under JSC	21
	7.7	Alliance Director	21
	7.8	Limitations of Authority	21
	7.9	Expenses	21
	7.10	Lifetime	21
	7.11	Appointment Not an Obligation; No Breach	21
8.	Duty to inform		21
9.	Supply of Compound and Product		22

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the

Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

10.	Regulatory		22
	10.1	Responsibility	22
	10.2	Roche’s Rights during the Option Period	22
	10.3	Reporting Adverse Events	22
11.	Commercialization		23
12.	Payment		23
	12.1	Signing Fee	23
	12.2	Payments under the Development Plan	23
	12.3	Event Payments	23
	12.4	Sales Based Events	24
	12.5	Royalty Payments	24
	12.6	Combination Product	25
13.	Accounting and reporting		25
	13.1	Timing of Payments	25
	13.2	Late Payment	25
	13.3	Method of Payment	25
	13.4	Currency Conversion	25
	13.5	Reporting	25
14.	Taxes		26
15.	Auditing		26
	15.1	Right to Audit	26
	15.2	Sharing of draft reports	27
	15.3	Over-or Underpayment	27
	15.4	Duration of Audit Rights	27
16.	Intellectual Property		27
	16.1	Ownership of Inventions	27
	16.2	German Statute on Employee’s Inventions	27
	16.3	Trademarks and Labeling	27
	16.4	Prosecution of Patent Rights Claiming EVOTEC Inventions, ROCHE Inventions and Joint Inventions	28
	16.5	General Provisions Concerning Patent Rights	28
	16.6	Infringement	28
	16.7	Defense	29
	16.8	Common Interest Disclosures	30
	16.9	Hatch-Waxman	30
	16.10	Patent Term Extensions	30
17.	Representations and Warranties		31
	17.1	Mutual Representations and Warranties	31
	17.2	ROCHE Representations and Warranties	31
	17.3	Database	31
18.	Indemnification		32
19.	Obligation Not to Disclose Confidential Information		32
	19.1	Non-Use and Non-Disclosure	32
	19.2	Permitted Disclosure	32
	19.3	Press Releases	33
	19.4	Publications	33
	19.5	Commercial Considerations	34

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the

Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

20.	Term and Termination		34
	20.1	Commencement and Term	34
	20.2	Termination	34
	20.3	Consequences of Termination	35
	20.4	Survival	37
21.	Miscellaneous		37
	21.1	Governing Law	37
	21.2	Disputes	37
	21.3	Arbitration	37
	21.4	Assignment	38
	21.5	Independent Contractor	38
	21.6	Unenforceable Provisions and Severability	38
	21.7	Waiver	38
	21.8	Appendices	38
	21.9	Superseding 2003-Agreement	38
	21.10	Amendments	38
	21.11	Notice	39

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the

Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

1. Definitions

As used in this Agreement, the following terms, whether used in the singular or plural, shall have the following meanings:

1.1 Additional Indications

The term “Additional Indications” shall mean [***].

1.2 Affiliate

The term “Affiliate” shall mean:

a)	An entity that owns directly or indirectly, a controlling interest in a Party, by stock ownership or otherwise;

b)	any entity in which a Party owns a controlling interest, by stock ownership or otherwise, or;

c)	any entity under common control with a Party, directly or indirectly.

For purposes of this paragraph, “controlling interest” and “control” mean ownership of more than fifty percent (50%) of the voting stock permitted to vote for the election of the board of directors or any other arrangement resulting in control of or the right to control the management and the affairs of the entity or Party in question.

For purposes of this Agreement, Genentech, Inc., 1 DNA Way, South San Francisco, 94080-4990, California, USA and Chugai Pharmaceutical Co. Ltd., 1-1 Nihonbashi-Muromachi 2-chome, Chuo-ku, Tokyo, 103-8324, Tokyo, 104-8301, Japan (“Chugai”), each shall not be deemed an Affiliate of ROCHE, unless ROCHE opts for the inclusion of Genentech or an affiliate of Genentech and/ or Chugai by giving written notice to EVOTEC.

1.3 Agreement

The term “Agreement” shall mean this document including any and all appendices and amendments to it as may be added and/or amended from time to time in accordance with the provisions of this Agreement.

1.4 Agreement Term

The term “Agreement Term” shall mean the term of this Agreement as set forth in Section 20.

1.5 Asset Purchase Agreement

The term “Asset Purchase Agreement” shall mean the agreement between EVOTEC and ROCHE executed simultaneously with this Agreement relating to the transfer and assignment of all rights relating to the Compounds and Products to ROCHE.

1.6 Business Day

The term “Business Day” shall mean 9.00am to 5.00pm local time on a day other than a Saturday, Sunday or bank or other public or federal holiday in Germany or Switzerland.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the

Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

1.7 Calendar Quarter

The term “Calendar Quarter” shall mean each period of three (3) consecutive calendar months, ending March 31, June 30, September 30, and December 31.

1.8 Calendar Year

The term “Calendar Year” shall mean the period of time beginning on January 1 and ending December 31, except for the first year which shall begin on the Effective Date and end on December 31.

1.9 Combination Product

The term “Combination Product” shall mean a Product that, in addition to containing as active ingredient a product which is a Product, also contains at least one other active pharmaceutical ingredient in a finished form that is not a Product.

1.10 Commercially Reasonable Efforts

The term “Commercially Reasonable Efforts” shall mean such level of efforts required to carry out such obligation in sustained manner consistent with the efforts ROCHE or EVOTEC, as applicable, devotes at the same stage of development or commercialization, as applicable, for its own internally developed pharmaceutical products in a similar area with similar market potential, at a similar stage of their product life taking into account the existence of other competitive products in the market place or under development, the proprietary position of the product, the regulatory structure involved, the anticipated profitability of the product and other relevant factors. It is understood that such product potential may change from time to time based upon changing scientific, business and marketing and return on investment considerations.

1.11 Compound

The term “Compound” shall mean any of [***] and other compound structures Covered by the patent applications and patents for NMDA-2B receptor antagonists listed in Appendix 1 to the Agreement, including their salts, polymorphs, crystal forms, esters, hydrates, solvates, chelates, clathrates, metabolites that are NMDA-2B receptor antagonists, pro-drugs, isomers and enantiomers.

1.12 Completion

The term “Completion” shall mean the date on which EVOTEC provides to ROCHE in writing a complete protocol specific analysis of (i) the data from the TRD Study with respect to all primary and secondary endpoints of the TRD Study as defined in the statistical analysis plan and (ii) the safety data available upon the submission of the information submitted under Section 1.12 (i). Data and information submitted under Section 1.12 (i) and 1.12 (ii) is subject to final database closure for the TRD Study.

1.13 Control

The term “Control” shall mean (as an adjective or as a verb including conjugations and variations such as “Controls” “Controlled” or “Controlling”) (a) with respect to Patent Rights, Inventions and/or Know-How, the possession by a Party of the ability to grant a license or sublicense of such Patent Rights and/or Know-How without violating the terms of any agreement or arrangement between such Party and any other party and (b) with respect to proprietary materials, the possession by a Party of the ability to supply such proprietary materials to the other Party as provided herein without violating the terms of any agreement or arrangement between such Party and any other party.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the

Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

1.14 Confidential Information

The term “Confidential Information” shall mean any and all information, data or know-how (including Know-How), whether technical or non-technical, oral or written, that is disclosed by one party or its Affiliates (“Disclosing Party”) to the other party or its Affiliates (“Receiving Party”). Information shall not include any information, data or know-how which:

(i)	was generally available to the public at the time of disclosure, or information which becomes available to the public after disclosure by the Disclosing Party other than through fault (whether by action or inaction) of the Receiving Party,

(ii)	can be shown by cogent written records to have been already known to the Receiving Party prior to its receipt from the Disclosing Party,

(iii)	is obtained at any time lawfully from a Third Party having no obligation of confidentiality to the Disclosing Party under circumstances permitting its use or disclosure,

(iv)	is developed independently by the Receiving Party as evidenced by written records other than through knowledge of Confidential Information of the Disclosing Party and by persons having no access to the Confidential Information of the Disclosing Party,

(v)	is required to be disclosed by the Receiving Party to comply with a court or administrative order providing the Receiving Party furnishes prompt notice (in no event less than three (3) days) to the Disclosing Party to enable it to resist such disclosure, or (vi) is approved in writing by the Disclosing Party for release by the Receiving Party.

The terms of this Agreement shall be considered Confidential Information of both Parties.

1.15 Cover

The term “Cover” shall mean (as an adjective or as a verb including conjugations and variations such as “Covered,” “Coverage” or “Covering”) that the developing, making, using, offering for sale, promoting, selling, exporting or importing of a given compound, formulation or product would infringe a Valid Claim in the absence of a license under the Patent Rights to which such Valid Claim pertains. The determination of whether a compound, formulation, process or product is Covered by a particular Valid Claim shall be made on a country-by-country basis.

1.16 Development Plan

The term “Development Plan” shall mean the plan for the conduct of the TRD Study and the EVT 103 Development attached to this Agreement as Appendix 2.

1.17 Effective Date

The term “Effective Date” shall mean, retroactively, December 19, 2003.

1.18 EMEA

The term “EMEA” shall mean the European Agency for the Evaluation of Medicinal Products or any successor agency with responsibilities comparable to those of the European Agency for the Evaluation of Medicinal Products.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the

Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

1.19 EVOTEC Know-How

The term “EVOTEC Know-How” shall mean the Know-How that EVOTEC Controls at the Effective Date and during the Agreement Term.

1.20 EVOTEC Patent Rights

The term “EVOTEC Patent Rights” shall mean the Patent Rights Covering an Invention that EVOTEC Controls, and that relates to the discovery, manufacture, development or commercialization of a Product or Covers a Product.

1.21 EVT 101

The term “EVT 101” shall mean [***].

1.22 EVT 103

The term “EVT 103” shall mean [***].

1.23 EVT 103 Development

The term “EVT 103 Development” shall mean the development of EVT 103 under the Development Plan.

1.24 Expert

The term “Expert” shall mean a person with no less than fifteen (15) years of pharmaceutical industry experience and expertise having occupied at least one senior position within a large pharmaceutical company relating to product marketing and/or pricing but excluding any current or former employee or consultant of either Party. Such person shall be fluent in the English language.

1.25 FDA

The term “FDA” shall mean the Food and Drug Administration of the United States of America.

1.26 FDCA

The term “FDCA” shall mean the U.S. Food, Drug and Cosmetics Act.

1.27 Field

The term “Field” shall mean the prevention, diagnosis and/or treatment of human diseases.

1.28 Filing

The term “Filing” shall mean the submission of an application to the FDA as defined in the FDCA and applicable regulations, or the equivalent application to the equivalent agency in any other country or group of countries, the official approval of which is required before any lawful commercial sale or marketing of Products.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the

Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

1.29 Final Report

The term “Final Report” shall mean the formal written report in relation to the TRD Study, as conducted under the Development Plan, setting out a final assessment of the results and conclusion of such TRD Study, such written report to be in a format ready for submission to Regulatory Authorities, including all appendices and listings and quality controlled.

1.30 First Commercial Sale

The term “First Commercial Sale” shall mean the first invoiced sale of a Product to a Third Party by EVOTEC following the receipt of any Regulatory Approval required for the sale of such Product, if any.

1.31 Handle

The term “Handle” shall have the meaning set forth in Section 16.4.

1.32 Initial Indications

The term “Initial Indications” shall mean Alzheimer’s Disease, Pain and Parkinson’s Disease.

1.33 Insolvency Event

The term “Insolvency Event” shall mean circumstances under which a Party (i) has a receiver or similar officer appointed over all or a material part of its assets or undertaking; (ii) passes a resolution for winding-up (other than a winding-up for the purpose of, or in connection with, any solvent amalgamation or reconstruction or distribution of proceeds from a sale of all or substantially all of its assets) or a court makes an order to that effect or a court makes an order for administration (or any equivalent order in any jurisdiction); (iii) enters into any composition or arrangement with its creditors (other than relating to a solvent restructuring); (iv) ceases to carry on business except in connection with a merger or consolidation or a sale of all or substantially all of its assets; (v) is unable to pay its debts as they become due in the ordinary course of business.

1.34 Inventions

The term “Invention” shall mean an invention that is conceived or reduced to practice in the conduct of any activity carried out pursuant to this Agreement. Under this definition, an Invention may be made by employees of EVOTEC solely or jointly with a Third Party (an “EVOTEC Invention”), by employees of the ROCHE Group solely or jointly with a Third Party (a “ROCHE Invention”), or jointly by employees of EVOTEC and a member of the ROCHE Group with or without a Third Party (a “Joint Invention”).

1.35 Joint Patent Rights

The term “Joint Patent Rights” shall mean all Patent Rights Covering a Joint Invention.

1.36 Joint Steering Committee

The term “Joint Steering Committee” or “JSC” shall mean the steering committee, otherwise referred to as the JSC, further described in Section 7.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the

Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

1.37 Joint Know-How

The term “Joint Know-How” shall mean Know-How that is made jointly by the Parties or their Affiliates or their Sublicensees in connection with any activity carried out pursuant to this Agreement.

1.38 Know-How

The term “Know-How” shall mean data, knowledge and information, including materials, samples, chemical manufacturing data, toxicological data, pharmacological data, preclinical data, assays, platforms, formulations, specifications, quality control testing data, that are necessary or useful for the discovery, manufacture, development or commercialization of Products.

1.39 Legal Requirement

The term “Legal Requirement” shall mean any present or future law, regulation, directive, instruction, direction or rule of any Regulatory Authority including any amendment, extension or replacement thereof which is from time to time in force.

1.40 NDA

The term “NDA” shall mean a new drug application, including all necessary documents, data, and other information concerning a Product, required for Regulatory Approval of the Product as a pharmaceutical product by the FDA or an equivalent application to the equivalent agency in any other country or group of countries (e.g. the marketing authorization application (MAA) in the EU).

1.41 Net Sales

The term “Net Sales” shall mean the amount calculated by subtracting from the amount of Adjusted Gross Sales (as defined below) a lump sum deduction of five percent (5%) of Adjusted Gross Sales in lieu of those sales-related deductions which are not accounted for by EVOTEC, its Affiliates and Sublicensees on a product-by-product basis (e.g. outward freights, postage charges, transportation insurance, packaging materials for dispatch of goods, custom duties, bad debt expense);

For purposes of this definition of “Net Sales”, “Adjusted Gross Sales” shall mean the amount of gross sales of the Licensed Product invoiced by EVOTEC, its Affiliates and its Sublicensees to Third Parties less deductions such as:

a)	Governmental price reductions and changes to reserves of governmental price reductions, such as price reductions, rebates to managed care organizations or social and welfare systems, charge backs or reserves for chargebacks, cash sales incentives (but only to the extent it is a sales related deduction which is accounted for within Licensee on a product-by-product basis), government mandated rebates and similar types of rebates (e.g., Pharmaceutical Price Regulation Scheme, Medicaid, clawback schemes and any other such scheme)

b)	Contract pricing chargebacks and changes to reserves of contract pricing chargebacks, such as periodic charges of wholesalers and chargebacks for price capping programs

c)	Customer rebates and changes to reserves of customer rebates, such as volume (quantity) discounts or price discounts

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the

Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

d)	Returns and return reserves, such as in cases for spoiled, damaged, out-dated, rejected, returned Product sold, withdrawals and recalls, covering both resellable products and goods which have to be destroyed

e)	Cash discounts

f)	Taxes, such as value added or sales taxes, government mandated exceptional taxes and other taxes directly linked to the gross sales amount.

In case of doubt, the “Adjusted Gross Sales” on a Product-by-Product basis, means the same methodology as EVOTEC uses to recognizes sales in is financial reporting, which is in accordance with its then used generally accepted accounting principles and approved by the auditors.

1.42 Option Exercise Period

The term “Option Exercise Period” shall have the meaning set forth in Section 3.1.2 of this Agreement.

1.43 Option Right

The term “Option Right” shall mean the option right granted to ROCHE in Section 3.1 of this Agreement.

1.44 Party

The term “Party” shall mean EVOTEC or ROCHE, as the case may be, and “Parties” shall mean EVOTEC and ROCHE collectively.

1.45 Patent Rights

The term “Patent Rights” shall mean all rights under any patent or patent application, in any country of the Territory, including any patents issuing on such patent application, and further including any substitution, extension or supplementary protection certificate, reissue, reexamination, renewal, division, continuation or continuation-in-part of any of the foregoing.

1.46 [***]

The term “[***]” shall mean a Compound, with the exception of EVT101 and EVT103, [***] containing receptors in vivo.

1.47 Product

The term “Product” shall mean any product containing a Compound as pharmaceutically active agent, regardless of their finished forms or formulations or dosages. A Product containing a different Compound shall be considered a different Product.

1.48 Regulatory Authority

The term “Regulatory Authority” shall mean any national, supranational (e.g., the European Commission, the Council of the European Union, the European Medicines Agency), regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity including the FDA, in each country involved in the granting of Regulatory Approval for the Product.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the

Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

1.49 Regulatory Approval

The term “Regulatory Approval” shall mean any approvals (including pricing and reimbursement approvals), licenses, registrations or authorizations by Regulatory Authority, necessary for the manufacture and sale of a Product in the Field in a regulatory jurisdiction in the Territory.

1.50 Regulatory Filings

The term “ Regulatory Filings” means, collectively: (a) all INDs, NDAs, BLAs, establishment license applications, DMFs, applications for designation as an “Orphan Product(s)” under the Orphan Drug Act, for “Fast Track” status under Section 506 of the FDCA (21 U.S.C. § 356) or for a Special Protocol Assessment under Section 505(b)(4)(B) and (C) of the FDCA (21 U.S.C. § 355(b)(4)(B)) and all other similar filings (including, without limitation, counterparts of any of the foregoing in any country or region in the Territory); (b) all supplements and amendments to any of the foregoing; and (c) all data and other information contained in, and correspondence relating to, any of the foregoing.

1.51 ROCHE Group

The term “ROCHE Group” shall mean collectively ROCHE and its Affiliates.

1.52 ROCHE Know-How

The term “ROCHE Know-How” shall mean all Know-How that ROCHE Controls at the Effective Date and during the Agreement Term.

1.53 ROCHE Patent Rights

The term “ROCHE Patent Rights” shall mean all Patent Rights Covering an Invention that ROCHE Controls and that relates to the discovery, manufacture, development or commercialisation of a Product or Covers a Product. The term ROCHE Patent Rights include ROCHE Base Patent Rights.

1.54 ROCHE Base Patent Rights

The term “ROCHE Base Patent Rights” shall mean any and all Patent Rights listed in Appendix 1 of this Agreement.

1.55 Royalty Term

The term “Royalty Term” shall mean, with respect to a Product and for a given country, the period of time commencing on the date of First Commercial Sale of the Product in such country and ending on the later of the date that is (a) 10 (ten) years after the date of the First Commercial Sale of the Product in such country, or (b) the expiration of the last to expire Valid Claim of a ROCHE Patent Right in such country Covering the use, import, offering for sale, or sale of the Product. With regard to the calculation of the 10 (ten) year period, the EU shall be considered as one country.

1.56 Severable

The term “Severable” shall mean capable of being exploited or carried out without infringing any EVOTEC Patent Rights, ROCHE Patent Rights or Joint Patent Rights, as applicable.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the

Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

1.57 Sublicensee

The term “Sublicensee” means an entity to which EVOTEC or its Affiliates have licensed rights pursuant to this Agreement.

1.58 Territory

The term “Territory” shall mean all countries of the world.

1.59 Third Party

The term “Third Party” shall mean a person or entity other than (i) EVOTEC or any of its Affiliates or (ii) a member of the ROCHE Group.

1.60 TRD

The term “TRD” shall mean the indication Treatment Resistant Depression as defined in the Development Plan by the inclusion criteria and exclusion criteria for the TRD Study.

1.61 TRD Study

The term “TRD Study” shall mean the activities undertaken by EVOTEC pursuant to the Development Plan to develop EVT 101 or a successor Compound in TRD.

1.62 US

The term “US” shall mean the United States of America and its territories and possessions.

1.63 US Dollars

The term US Dollars or “USD” or “US$” shall mean the currency of the US.

1.64 Valid Claim

The term “Valid Claim” shall mean, as applicable, a claim in any (i) unexpired and issued EVOTEC Patent Rights or ROCHE Patent Rights that has not been disclaimed, revoked or held invalid by a final nonappealable decision of a court of competent jurisdiction or government agency or (ii) pending patent application in the EVOTEC Patent Rights or ROCHE Patent Rights in any country of the Territory that (a) is on file with the applicable patent office and has shown evidence of reasonably consistent activity to advance to issuance of a patent and (b) which application has been on file with the applicable patent office for no more than five (5) years from the earliest date to which the patent application claims it earliest priority.

1.65 VAT

The term “VAT” shall mean Value Added Tax.

2. Grant of License

2.1 License

ROCHE grants to EVOTEC and its Affiliates an exclusive (even as to ROCHE) right and license under the ROCHE Patent Rights, the ROCHE Know-How and ROCHE’s interest in the Joint Patent Rights and Joint

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the

Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

Know-How to research, have researched, develop, have developed, register, have registered, use, have used, make, have made, import, have imported, export, have exported, market, have marketed, distribute, have distributed, sell and have sold [***] and Products in the Field in the Territory.

2.2 Sublicense

The rights and licenses granted to EVOTEC shall include the right of EVOTEC to grant written sublicenses to Third Parties under such rights and licenses, in whole or in part, solely to the extent necessary or useful to research, have researched, develop, have developed, register, have registered, use, have used, make, have made, import, have imported, export, have exported, market, have marketed, distribute, have distributed, sell and have sold Compounds and Products in the Territory for use in the Field. If EVOTEC grants such a sublicense, EVOTEC shall ensure that all of the applicable terms and conditions of this Agreement shall apply to the Affiliate or Third Party sub-licensee to the same extent as they apply to EVOTEC for all purposes. EVOTEC assumes full responsibility for the performance of all obligations and observance of all terms so imposed on such Affiliate or Third Party sub-licensee and shall itself account to ROCHE for all payments due under this Agreement by reason of such sublicense.

Notwithstanding the foregoing, EVOTEC’s right to grant sublicenses under this Agreement shall only apply if the Option Right has ceased pursuant to Section 3.

2.3 Use of [***]

EVOTEC has the right to develop and commercialise the [***] as set forth in Section 2.1 without any additional compensation to ROCHE.

Roche shall have access to the [***], at cost, for research and development purposes for any of ROCHE’s products, except as exclusively licensed to EVOTEC. Under this Section 2.3, the term [***] shall mean (i) the [***] in development and (ii) the [***] registered and commercially available.

3. Option of ROCHE

3.1 Option Right

3.1.1 Grant of Option Right

EVOTEC hereby grants to ROCHE an exclusive Option Right starting at the Effective Date and ending at the expiration of the Option Exercise Period to take back the Compounds and Products, as further described in the Asset Purchase Agreement.

3.1.2 Option Exercise Period

ROCHE shall have the right to exercise or decline the Option Right at any time after the Effective Date but not later than the later of (i) ninety (90) days after EVOTEC’s Completion of the TRD Study and (ii) thirty (30) days after receipt of the Final Report, by giving a written notice to EVOTEC (“Option Exercise Period”). By the end of the Option Exercise Period, ROCHE shall advise EVOTEC in writing of its decision to exercise the Option Right. If ROCHE advises EVOTEC that it will not exercise the Option Right or if ROCHE does not give written notice to EVOTEC that ROCHE exercises the Option Right by the end of the Option Exercise Period, the Option Right shall automatically terminate and this License Agreement shall remain in full force.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the

Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

3.1.3 Exercise of Option Right and Closing of Asset Purchase Agreement

If (i) ROCHE exercises its Option Right by giving a written notice and (ii) Closing of the Asset Purchase Agreement occurs (as defined in the Asset Purchase Agreement), then this Agreement shall automatically terminate with immediate effect as of the Closing Date (as defined in the Asset Purchase Agreement).

3.1.4 No Closing of Asset Purchase Agreement

If no Closing occurs under the Asset Purchase Agreement, then the Parties shall discuss in good faith the consequences for the terms under this License Agreement.

3.2 Data Reporting during Option Exercise Period

In order to allow ROCHE to make its option decision, in addition to the reporting under Section 6, EVOTEC shall make available to ROCHE, within twenty (20) days after Completion of the TRD Study a due diligence data room containing all data and information related to the Compounds and Products in EVOTEC’s Control, including but not limited to:

(a)	written study reports which shall include all data and results available to EVOTEC related to the Compounds and Products; and

(b)	regulatory correspondence; and

(c)	data and information related to the technical development, including the CMC data; and

(d)	all available data and information related to the EVOTEC Patent Rights and EVOTEC Know-How, and Joint Patent Rights and Joint Know-How (if any).

During the Option Exercise Period, representatives of ROCHE shall have the opportunity to ask questions of and receive answers from representatives of EVOTEC related to the Compounds and Products. EVOTEC shall respond to ROCHE’s inquiries in a timely fashion and shall not withhold any material information from ROCHE in response to ROCHE’s inquiries or otherwise in connection with the Compounds and Products.

After the availability of the data room, Roche shall have the right to request a face-to-face meeting at EVOTEC with all the project team members having been involved in the TRD Study and the EVT 103 Development. Within fifteen (15) days after Roche’s written notice, EVOTEC shall make the project team members available for such face-to-face meeting to be conducted at such place as EVOTEC determines.

If the TRD Study can not be completed for reasons outside the control of EVOTEC and ROCHE, e.g. regulatory reasons, then EVOTEC and ROCHE shall discuss in good faith the consequences for Roche’s Option Right under this Agreement.

4. Discussions with Third Parties

If ROCHE does not exercise its Option Right, then EVOTEC may wish to sublicense the development and commercialization of the Compounds and Products. EVOTEC has the right to enter into non-binding business discussions with Third Parties prior to ROCHE exercising its Option Right so that EVOTEC may swiftly sublicense EVOTEC’s rights under this Agreement to one or more Third Parties, should ROCHE not exercise its Option Right.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the

Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

5. Diligence

EVOTEC shall use Commercially Reasonable Efforts to perform its activities contemplated by this Agreement or as may be agreed upon in any subsequent written agreements with respect to the subject matter hereof.

6. Development

6.1 Development by EVOTEC

EVOTEC shall use Commercially Reasonable Efforts to pursue non-clinical and clinical development of Compounds and Products as defined in Section 6.2., except if the Parties mutually agree otherwise and the Development Plan is amended accordingly.

All development activities of EVOTEC shall be at EVOTEC’s own costs, except for the TRD Study and the EVT 103 Development as defined in Section 6.2

After the expiry of the Option Right, EVOTEC shall use Commercially Reasonable Efforts to develop Compounds and Products at its own costs.

6.2 TRD Study and the EVT 103 Development

6.2.1 Scope

EVOTEC shall use Commercially Reasonable Efforts to carry out the TRD Study up to Completion of the TRD Study as set forth in the Development Plan.

EVOTEC shall use Commercially Reasonable Efforts to continue the EVT 103 Development as set forth in the Development Plan.

6.2.2 Development Plan

EVOTEC will use Commercially Reasonable Efforts to conduct the TRD Study and the EVT 103 Development in accordance with the Development Plan. The Development Plan shall set forth (i) the scope of the work to be performed and the resources that will be dedicated to the activities contemplated within the scope of the work, (ii) specific objectives, which objectives shall be updated or amended, as appropriate, by the JSC as development progresses, and (iii) budgets for such activities. An initial version of the Development Plan for activities to be conducted together with the related budget has been agreed in writing by the Parties prior to execution of this Agreement. The JSC shall review the Development Plan on an ongoing basis and may amend the Development Plan. If and only if the TRD Study can not be initiated or completed in EVT 101 for reasons outside the control of EVOTEC and ROCHE, e.g. regulatory reasons, then EVOTEC and ROCHE shall discuss in good faith the alternative of including a TRD Study for EVT 103 in the Development Plan. Any such changes shall be reflected in written amendments to the Development Plan.

6.2.3 Compensation

ROCHE shall reimburse EVOTEC for the pass through costs (hereinafter “Third Party Expenses”) incurred by EVOTEC as specified in the Development Plan. EVOTEC will invoice ROCHE at the end of every Calendar Quarter for the applicable Third Party Expenses. Roche shall pay EVOTEC within thirty (30) days of receipt of an invoice from EVOTEC. Attached to the invoice will be a copy of the Third Party Expenses that EVOTEC is

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the

Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

claiming from ROCHE, including any supporting documentation. EVOTEC shall not invoice ROCHE for amounts that exceed the budget as defined in the Development Plan without prior agreement by ROCHE and an amendment of such Development Plan sanctioned by the JSC.

6.2.4 Diligence under Development Plan

EVOTEC and ROCHE shall use Commercially Reasonable Efforts to perform their respective tasks and obligations in conducting all activities ascribed to it under the Development Plan, in accordance with the time schedules and budget set forth therein.

6.2.5 Reports and Audit

At least quarterly, EVOTEC shall have the obligation to prepare and provide to ROCHE a detailed written report summarizing the progress of the work performed by EVOTEC under the Development Plan during the preceding Calendar Quarter.

EVOTEC shall forward to ROCHE copies of all reports received from a Contract Research Organisation (“CRO”) for clinical studies conducted under the Development Plan within ten (10) days after receipt of such report by EVOTEC.

As promptly as practicable after Completion of the TRD Study, EVOTEC shall provide the Final Report to ROCHE. Upon the written request of ROCHE and not more than once in each Calendar Year, EVOTEC shall permit ROCHE, at ROCHE’s expense, to have access during normal business hours to those records of EVOTEC that may be necessary to verify the basis for any payments hereunder.

If ROCHE performs any activities under a mutually agreed amended Development Plan, then ROCHE shall have the same obligations under this Section 6.2.5 as EVOTEC.

7. Joint Steering Committee

The Parties shall establish a Joint Steering Committee (“JSC”) to oversee the TRD Study and the EVT 103 Development under this Agreement.

7.1 Members

The JSC shall be composed of six (6) persons (“Members”). ROCHE and EVOTEC each shall be entitled to appoint three (3) Members with appropriate functional expertise. Each Party may replace any of its Members and appoint a person to fill the vacancy arising from each such replacement. A Party that replaces a Member shall notify the other Party at least ten (10) days prior to the next scheduled meeting of the JSC. Both Parties shall use Commercially Reasonable Efforts to keep an appropriate level of continuity in representation. Both Parties may invite a reasonable number of additional experts and/or advisors to attend part or the whole JSC meeting with prior notification to the JSC. Members may be represented at any meeting by another person designated by the absent Member. The chairperson shall be an EVOTEC Member (“Chairperson”).

7.2 Responsibilities of the JSC

The JSC shall have the responsibility and authority to monitor the conduct of the TRD Study and the EVT 103 Development under the Development Plan; including

(i)	discussing the progress under the Development Plan;

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the

Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

(ii)	monitoring progress in CMC development;

(iii)	amending the Development Plan, including the budget;

(iv)	encouraging and facilitating ongoing cooperation and communication between the Parties;

(v)	establishing sub-committees or sub-teams, if necessary.

The JSC shall have no responsibility and authority other than that expressly set forth in this section.

7.3 Meetings

The Chairperson or his/her delegate is responsible for sending invitations and agendas for all JSC meetings to all Members at least ten (10) days before the next scheduled meeting of the JSC. The venue for the meetings shall be agreed by the JSC. The JSC shall hold meetings at least twice per Calendar Year, either in person or by tele-/video-conference, and in any case as frequently as the Members of the JSC may agree shall be necessary, but not more than four times a year. The Alliance Director of each Party shall attend the JSC meetings as a permanent participant.

7.4 Minutes

EVOTEC shall be responsible for preparing definitive minutes of each JSC meeting. EVOTEC shall circulate a draft of the minutes of each meeting to all members of the JSC for comments as promptly as practicable after such meeting.

Such minutes shall include:

(i)	a description of the progress of development efforts, and of the discussions at the meeting;

(ii)	a short description of any actions or determinations approved by the JSC at such meeting.

The parties shall discuss any comments on such minutes and finalize the minutes by no later than thirty (30) days after such JSC meeting.

7.5 Decisions

7.5.1 Decision Making Authority

The JSC shall decide matters within its responsibilities set forth in Section 7.2.

7.5.2 Consensus; Good Faith

The Members of the JSC shall act in good faith to cooperate with one another and seek agreement with respect to issues to be decided by the JSC. The Parties shall endeavor to make decisions by consensus.

7.5.3 Failure to Reach Consensus

If the JSC is unable to decide a matter by consensus, then ROCHE shall have the final decision authority on any matter. Any such decision shall constitute a decision of the JSC. Notwithstanding the foregoing, ROCHE shall have no right to unilaterally make the final decision on any matter that would (i) increase the cost to EVOTEC of conducting the Development Plan unless such costs are paid by ROCHE, (ii) require any increase in EVOTEC

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the

Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

personnel, (iii) change the allocation of EVOTEC personnel (iv) reduce the budget by more than twenty percent (20%) to the most recently approved version of the Development Plan or (v) extend the timing of the Completion of the TRD Study by more than six (6) months to the most recently approved version of the Development Plan, provided however that this Section 7.5.3 (v) shall not apply to any change of the Development Plan as a result of pursuing a TRD Study with a successor compound to EVT 101 pursuant to Section 6.2.1 and 6.2.2.

7.6 Information Exchange under JSC

EVOTEC and ROCHE shall exchange the information in relation to their activities under the Development Plan as set forth in Section 6.2.5 through the JSC and EVOTEC and ROCHE may ask reasonable questions in relation to the above information and offer advice in relation thereto and ROCHE shall give due consideration to EVOTEC’s input. The JSC may determine other routes of information exchange.

7.7 Alliance Director

Each Party shall appoint an Alliance Director. The Alliance Directors shall be the point of contact within each Party with responsibility for facilitating communication and collaboration between the Parties. The Alliance Directors shall facilitate resolution of potential and pending issues and potential disputes to enable the JSC to reach consensus and avert escalation of such issues or potential disputes.

7.8 Limitations of Authority

The JSC shall have no authority to amend or waive any terms of this Agreement.

7.9 Expenses

Each Party shall be responsible for its own expenses including travel and accommodation costs incurred in connection with the JSC.

7.10 Lifetime

The JSC shall exist until the end of the Option Exercise Period.

7.11 Appointment Not an Obligation; No Breach

The appointment of members of the JSC and the Alliance Directors is a right of each Party and not an obligation and shall not be a “deliverable” as defined in EITF Issue No. 00-21. If a Party does not appoint members of the JSC or an Alliance Director, it shall not be a breach of this Agreement, nor shall any consideration be required to be returned, and unless and until such persons are appointed, the other Party may discharge the roles of the JSC.

8. Duty to inform

In addition to any obligation to inform ROCHE with respect to ROCHE’s Option Right as set forth in Section 3.2 and under the JSC with respect to the Development Plan as set forth in Section 6.2.5, whether before Roche’s exercise of the Option Right or after expiry or decline of the Option Right, EVOTEC shall provide ROCHE at the end of each Calendar Year with yearly written reports that shall update the prior report filed hereunder, and include:

(i)	a summary of EVOTEC’s development and commercial activities with respect to Compounds and Products performed to date; and

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the

Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

(ii)	the progress regarding the manufacture and supply of the Compounds and Products; and

(iii)	the status of obtaining Regulatory Approvals for the Compounds and Products.

9. Supply of Compound and Product

Prior to the exercise or expiration or termination of the Option Right, except as specified in the Development Plan, EVOTEC shall be solely and exclusively responsible at its own expense for, and shall use Commercially Reasonable Efforts to achieve, the clinical and commercial manufacture and supply of Compound and Product for development in the Territory, either by itself or through Third Parties, except if the Parties mutually agree otherwise and the Development Plan is amended accordingly. After the expiration or termination of the Option Right, EVOTEC shall be solely and exclusively responsible at its own expense for, and shall use Commercially Reasonable Efforts to achieve, the clinical and commercial manufacture and supply of Compound and Product for development and sale in the Territory, either by itself or through Third Parties.

10. Regulatory

10.1 Responsibility

EVOTEC, at its sole cost, shall be responsible for pursuing in their discretion all regulatory affairs related to Product in the Territory including the preparation and filing of applications for Regulatory Approval, as well as any or all governmental approvals required to develop, have developed, make, have made, use, have used, manufacture, have manufactured, import, have imported, sell and have sold Products. EVOTEC shall be responsible in their discretion for pursuing, compiling and submitting all Regulatory Filing documentation, and for interacting with regulatory agencies, for all Products in all countries in the Territory. EVOTEC shall own and file in their discretion all Regulatory Filings and Regulatory Approvals for all Products in all countries of the Territory. EVOTEC shall supply ROCHE with a copy of all material communications related to Product in major countries to or from the regulatory agencies.

EVOTEC, at its sole cost, shall report to appropriate authorities in accordance with local requirements all adverse events related to use of the Products in the Territory.

10.2 Roche’s Rights during the Option Period

During the Option Period, EVOTEC shall disclose to ROCHE sufficiently in advance and prior to its submission to the Regulatory Authorities material Regulatory Filing documentation. ROCHE shall have the right to review and comment, such comments to be taken into consideration by EVOTEC in good faith.

During the Option Period, ROCHE shall have the right to be present at any meetings or telephone/video conferences with any Regulatory Authorities, if such presence is accepted by the Regulatory Authorities.

10.3 Reporting Adverse Events

10.3.1 Report

EVOTEC shall be solely responsible for reporting adverse drug experiences to the Regulatory Authorities in the Territory, as the party owning the drug approval applications.

10.3.2 Clinical Safety Database

Adverse events related to the use of Product in the Territory shall be logged in a single database, centralized, held and owned by EVOTEC.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the

Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

11. Commercialization

EVOTEC, at its own expense, shall have sole responsibility and decision making authority for the marketing, promotion, sale and distribution of Products in the Territory.

12. Payment

12.1 Signing Fee

In consideration for the Option Right granted to Roche, within thirty (30) days after receipt of an invoice from EVOTEC, ROCHE shall pay to EVOTEC US$ ten million (US$ 10 million).

12.2 Payments under the Development Plan

EVOTEC shall be reimbursed for performing the Development Plan as set forth in Section 6.2.3.

12.3 Event Payments

EVOTEC shall pay up to a total of US$ [***] (US$ [***]) in relation to the development of the Compounds and Products in the Territory. The development event payments under this Section 12.3 shall be paid no more than once, for the first applicable Product reaching the applicable triggering event for an applicable indication, as follows:

12.3.1 For the Initial Indications

For all of the Initial Indications collectively, EVOTEC shall pay to ROCHE up to a total of US$ [***] (US$ [***]) according to the following schedule of events, as applicable:

Development Event	Payment in US$ million
Filing (US/EU/JP)	[	***]
First Filing incremental fee	[	***]
First Commercial Sale (US/EU/JP)	[	***]

Each development event payment for the Initial Indications shall only be paid once during the Term of the Agreement, the first time a Product reaches such events for any of the Initial Indications and regardless of the number of times such events are reached for a Product, the number of Initial Indications for which such events are reached for a Product and the number of subsequent Products reaching such events for any or all of the Initial Indications. For the purpose of this Section 12.3.1, any and all Products shall be considered one and the same Product. For sake of clarity, if the filing of a Product for an Initial Indication occurs first in the EU, then EVOTEC shall pay Roche a total of US$ [***] (US$ [***]) with regards to such filing in the EU, and the subsequent filings of a Product for an Initial Indication in the US and Japan will only trigger payment of US$ [***] (US$ [***]) and US$ [***] (US$ [***]), respectively.

12.3.2 For Additional Indications

For all of the Additional Indications collectively, EVOTEC shall pay to ROCHE up to a total of US$ [***] (US$ [***]) according to the following schedule of events, as applicable:

Development Event	Payment in US$ million
Filing (US/EU/JP)	[	***]
First Filing incremental fee	[	***]
First Commercial Sale (US/EU/JP)	[	***]

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the

Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

Each development event payment for the Additional Indications shall only be paid once during the Term of the Agreement, the first time a Product reaches such events for any of the Additional Indications and regardless of the number of times such events are reached for a Product, the number of Additional Indications for which such events are reached for a Product and the number of subsequent Products reaching such events for any or all of the Additional Indications. For the purpose of this Section 12.3.2, any and all Products shall be considered one and the same Product. For sake of clarity, if the filing of a Product for an Additional Indication occurs first in the EU, then EVOTEC shall pay Roche a total of US$ [***] (US$ [***]) with regards to such filing in the EU, and the subsequent filings of a Product for an Additional Indication in the US and Japan will only trigger payment of US$ [***] (US$ [***]) and US$ [***] (US$ [***]), respectively.

Upon reaching development events, EVOTEC shall timely notify ROCHE and development event payments shall be paid by EVOTEC to ROCHE within ninety (90) days from occurrence of the applicable event and receipt of an invoice from ROCHE.

12.4 Sales Based Events

EVOTEC shall pay to ROCHE up to a total of US$ [***] (US$ [***]) based on aggregate Calendar Year Net Sales of a Product in the Territory:

Net Sales Threshold	Payment
Total Calendar Year Net Sales in the Territory of a Product exceed US$ [***]	US$	[***]
Total Calendar Year Net Sales in the Territory of a Product exceed US$ [***]	US$	[***]
TOTAL	US$	[***]

Each of the sales based event payments shall be paid no more than once during the Agreement Term, at first occurrence of the event for the Product in the Territory first reaching the respective Net Sales Threshold, irrespective of whether or not the previous sales based event payment was triggered by the same or by a different Product, and shall be non refundable and non creditable.

12.5 Royalty Payments

Royalties shall be payable by EVOTEC on Net Sales of Products on a Product-by Product basis until the expiry of the Royalty Term. Thereafter, the licenses shall be fully paid up and royalty-free.

The following royalty rates shall apply to the respective tiers of aggregate Calendar Year Net Sales of a Product in the Territory, on an incremental basis, as follows:

Tier of Calendar Year Net Sales in million US$	Percent (%) of Net Sales
[***]—[***]	[***]

> [***]—[***]	[***]

> [***]—[***]	[***]

> [***]—[***]	[***]

> [***]	[***]

For example: If Net Sales of a Product in the Territory for a given Calendar Year are US$ 1’000 million, then the royalty rate applicable to such Net Sales of such Product for that Calendar Year shall be calculated as

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the

Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

follows: US$ [***] x [***]% = US$[***]; [***]x [***]% = US$[***]; [***] x [***]% = US$[***]; [***]x [***]% = US$[***]; US$[***] x [***]% = US$[***]; with total royalties due = US$ [***].

12.6 Combination Product

If EVOTEC or its Affiliates intend to sell a Combination Product, then the Parties shall meet approximately one (1) year prior to the anticipated First Commercial Sale of such Combination Product to negotiate in good faith and agree to an appropriate adjustment to Net Sales to reflect the relative pharmaceutical activity of the Product and the other pharmaceutically active agent(s) contained in the Combination Product. If, after such good faith negotiations not to exceed ninety (90) days, the Parties cannot agree to an appropriate adjustment, the dispute shall be initially referred to the executive officers of the Parties in accordance with Section 21.2. Should the Parties fail to agree within sixty (60) days of such referral, then the Net Sales shall equal such portion of the Net Sales of the Combination Product which is equivalent to the relative contribution to the pharmaceutical activity of the Product within the Combination Product, as determined by an Expert jointly appointed by the Parties within a further thirty (30) days. In the absence of an agreement on the appointment of the Expert, either Party may have such Expert appointed by the ordinary courts having jurisdiction. The decision of the Expert shall be final and binding on the Parties and the fees of the Expert shall be shared equally between the Parties.

13. Accounting and reporting

13.1 Timing of Payments

EVOTEC shall calculate royalties on Net Sales quarterly as of March 31, June 30, September 30 and December 31 (each being the last day of an “Accounting Period”) and shall pay royalties on Net Sales within the sixty (60) days after the end of each Accounting Period in which such Net Sales occur.

13.2 Late Payment

Any payment under this Agreement that is not paid on or before the date such payment is due shall bear interest, to the extent permitted by applicable law, at two (2) percentage points above the average one-month Euro Interbank Offered Rate (EURIBOR), as reported by Reuters from time to time, calculated on the number of days such payment is overdue.

13.3 Method of Payment

Royalties on Net Sales in the Territory shall be paid by EVOTEC in U.S. Dollars.

13.4 Currency Conversion

When calculating the Adjusted Gross Sales for countries other than the United States of America, EVOTEC shall convert the amount of such sales in currencies other than USD into USD using for internal foreign currency translation EVOTEC’s then current standard practices actually used on a consistent basis in preparing its audited financial statements.

13.5 Reporting

With each payment made under Section 12.5, EVOTEC shall provide ROCHE in writing for the relevant Calendar Quarter on a Product-by-Product basis the following information:

a)	Invoiced sales per country, in local currency

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the

Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

b)	Deductions made pursuant to Section 1.40 per country, in local currency

c)	Adjusted Gross Sales per country, in local currency;

d)	Adjusted Gross Sales per country and total in the Territory, in USD;

e)	Total Net Sales in the Territory in USD;

f)	Total royalty payable to ROCHE in USD; and

g)	Exchange rates used for the conversions made above under Section 13.4.

The report for the fourth Calendar Quarter shall include a list of all countries in which a Product is sold in the Territory for the applicable Calendar Year.

14. Taxes

ROCHE shall pay all sales, turnover, income, revenue, value added, and other taxes levied on account of any payments accruing or made to ROCHE under this Agreement.

If provision is made in law or regulation of any country for withholding of taxes of any type, levies or other charges with respect to any royalty or other amounts payable under this Agreement to ROCHE, then EVOTEC shall promptly pay such tax, levy or charge for and on behalf of ROCHE to the proper governmental authority, and shall promptly furnish ROCHE with receipt of payment. EVOTEC shall be entitled to deduct any such tax, levy or charge actually paid from royalty or other payment due to ROCHE or be promptly reimbursed by ROCHE if no further payments are due to ROCHE. Each Party agrees to reasonably assist the other Party in claiming exemption from such deductions or withholdings under double taxation or similar agreement or treaty from time to time in force and in minimizing the amount required to be so withheld or deducted.

15. Auditing

15.1 Right to Audit

EVOTEC shall keep, and shall require its and its Affiliates and sub-licensees to keep, full, true and accurate books of account containing all particulars that may be necessary for the purpose of calculating all royalties payable under this Agreement. Such books of accounts shall be kept at their principal place of business. At the expense of ROCHE, ROCHE has the right to engage one of the major public accountant firms to perform, on behalf of ROCHE an audit of such books and records of EVOTEC and its Affiliates and Sublicensees, that are deemed necessary by the public accountant to report on Net Sales of Product for the period or periods requested by ROCHE and the correctness of any report or payments made under this Agreement.

Upon timely request and at least sixty (60) working days’ prior written notice from ROCHE, such audit shall be conducted in the countries specifically requested by ROCHE, during regular business hours in such a manner as to not unnecessarily interfere with EVOTEC’s normal business activities, and shall be limited to results in the two (2) calendar years prior to audit notification.

Such audit shall not be performed more frequently than once per Calendar Year nor more frequently than once with respect to records covering any specific period of time.

All information, data documents and abstracts herein referred to shall be used only for the purpose of verifying royalty statements, shall be treated as EVOTEC Confidential Information subject to the obligations of

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the

Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

this Agreement and need neither be retained more than one (1) year after completion of an audit hereof, if an audit has been requested; nor more than two (2) years from the end of the calendar year to which each shall pertain; nor more than one (1) year after the date of termination of this Agreement.

15.2 Sharing of draft reports

The auditors shall share all draft reports with EVOTEC before the draft report is shared with ROCHE and before the final document is issued; the auditors shall not interpret the agreement. The final report shall be shared by ROCHE and EVOTEC.

15.3 Over-or Underpayment

If the audit reveals an overpayment, ROCHE shall reimburse EVOTEC for the amount of the overpayment within thirty (30) days. If the audit reveals an underpayment, EVOTEC shall make up such underpayment with the next royalty payment. EVOTEC shall pay for the audit costs if the underpayment of EVOTEC exceeds 5% of the amount due to ROCHE for the total period being audited. Section 13.2 shall apply to this Section 15.3.

15.4 Duration of Audit Rights

The failure of ROCHE to request verification of any royalty calculation within the period during which corresponding records must be maintained under this Section 15 will be deemed to be acceptance of the royalty payments and reports.

16. Intellectual Property

16.1 Ownership of Inventions

EVOTEC shall own all EVOTEC Inventions, ROCHE shall own all ROCHE Inventions, and EVOTEC and ROCHE shall jointly own all Joint Inventions. EVOTEC and ROCHE each shall require all of its employees to assign all inventions related to Products made by them to ROCHE and EVOTEC, as the case may be.

Except as specifically set forth herein, this Agreement shall not be construed as (i) giving either of the Parties any license, right, title, interest in or ownership to the Confidential Information of the other Party; (ii) granting any license or right under any intellectual property rights of the other Party; or (iii) representing any commitment by either Party to enter into any additional agreement, by implication or otherwise.

16.2 German Statute on Employee’s Inventions

In accordance with the German Statute on Employees’ Inventions, each Party agrees to claim the unlimited use of any Invention conceived, reduced to practice, developed, made or created in the performance of, or as a result of the activities performed by its German employees.

16.3 Trademarks and Labeling

EVOTEC shall own all trademarks used on or in connection with Products in the Territory, and shall, at its sole cost, be responsible for procurement, maintenance, enforcement and defense of all trademarks used on or in connection with Products in the Territory.

EVOTEC shall have the right to obtain from the World Health Organization International Non proprietary Name Committee and the U.S. Adopted Names Council a generic name for the Products.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the

Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

16.4 Prosecution of Patent Rights Claiming EVOTEC Inventions, ROCHE Inventions and Joint Inventions

16.4.1	EVOTEC shall, at its own expense and discretion, prepare, file, prosecute and maintain (including their issuance, reissuance, reexamination and the defense of any interference, revocation or opposition proceedings) (collectively, “Handle”) all EVOTEC Patent Rights. At EVOTEC’s expense and reasonable request, ROCHE shall cooperate, in all reasonable ways with the Handling of all EVOTEC Patent Rights.

16.4.2	ROCHE shall, at its own expense and discretion, Handle all ROCHE Patent Rights. At ROCHE’s expense and reasonable request, EVOTEC shall cooperate, in all reasonable ways with the Handling of all ROCHE Patent Rights.

16.4.3	The Parties shall jointly determine which Party shall Handle each Joint Patent Right on a case-by-case basis. If the Parties do not agree to any Joint Patent Right, EVOTEC shall Handle such Joint Patent Right. The Party that is not Handling a Joint Patent Right shall cooperate in all reasonable ways with the Handling of all Joint Patent Rights being Handled by the other Party.

16.5 General Provisions Concerning Patent Rights

16.5.1	Should the Party responsible for Handling any Patent Right (“Responsible Party”) decide that it does not desire to Handle such Patent Right, it shall promptly advise the other Party thereof. At the written request of the other Party, the Responsible Party shall then, at no cost to the other Party, assign such patent in such country or countries in the Territory to the other Party, and the other Party may thereafter Handle the same at the other Party’s own cost, to the extent that the other Party desires to do so.

16.5.2	The Responsible Party will provide the other Party with a detailed annual written update of the status of each Patent Right it is Handling no later than March 31 in each Calendar Year. In addition, upon request, but limited to once a year, EVOTEC shall have the right to access and review all patent files for ROCHE Patent Rights and Joint Patent Rights, if any, that ROCHE is Handling at the Basel office of ROCHE’s patent department.

16.5.3	EVOTEC will promptly notify ROCHE of any receipt of Regulatory Approval of a Product in any jurisdiction.

16.6 Infringement

16.6.1	Each Party shall promptly provide written notice to the other party during the term of this Agreement of any (i) known infringement or suspected infringement by a Third Party of any EVOTEC Patent Right, Joint Patent Right or ROCHE Patent Right, or (ii) known or suspected unauthorized use or misappropriation by a Third Party of any EVOTEC, Joint or ROCHE Know-How, and shall provide the other Party with all evidence in its possession supporting such infringement or unauthorized use or misappropriation.

16.6.2	(a) Prior to expiry of the Option Exercise Period without Roche having exercised its Option Right, within sixty (60) days after ROCHE provides or receives such written notice (“Decision Period”), ROCHE, in its sole discretion, shall decide whether or not to initiate such suit or action in the Territory and shall notify EVOTEC in writing of its decision (“Suit Notice”).

(b) After the expiry of the Option Exercise Period without ROCHE having exercised its Option Right, or in the event ROCHE exercises the Option Right but no Closing occurs under the Asset Purchase Agreement, within sixty (60) days after EVOTEC provides or receives such written notice (“Decision Period”), EVOTEC, in its sole discretion, shall decide whether or not to initiate such suit or action in the territory and shall notify ROCHE in writing of its decision (“Suit Notice”).

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the

Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

16.6.3	If ROCHE or EVOTEC decides to bring a suit or take action as set forth in Section 16.6.2, once such Party provides Suit Notice, such Party may immediately commence such suit or take such action. In the event that the Party having the right to give a Suit Notice (i) does not in writing advise the other Party within the Decision Period that such Party will commence suit or take action, or (ii) fails to commence suit or take action within a reasonable time after providing Suit Notice, the other Party shall thereafter have the right to commence suit or take action in the Territory and shall provide written notice to the first Party of any such suit commenced or action taken.

16.6.4	Upon written request, the party bringing suit or taking action (“Initiating Party”) shall keep the other party informed of the status of any such suit or action and shall provide the other party with copies of all substantive documents communications filed in such suit or action. The Initiating Party shall have the sole and exclusive right to select counsel for any such suit or action.

16.6.5	The Initiating Party shall, except as provided below, pay all expenses of the suit or action, including the Initiating Party’s attorneys’ fees and court costs. Any damages, settlement fees or other consideration received as a result of such suit or action shall be allocated as follows:

16.6.5.1	First, to reimburse the Initiating Party for its costs and, if any remains, to the other party for any advisory counsel fees and costs; and

16.6.5.2	Second, the balance, if any, shall be allocated seventy five percent (75%) to the Initiating Party, and twenty five percent (25%) to the other party.

16.6.6	If the Initiating Party believes it is reasonably necessary or desirable to obtain an effective remedy, upon written request the other Party agrees to be joined as a party to the suit or action but shall be under no obligation to participate except to the extent that such participation is required as the result of its being a named party to the suit or action. At the Initiating Party’s written request, the other party shall offer reasonable assistance to the Initiating Party in connection therewith at no charge to the Initiating Party except for reimbursement of reasonable out-of-pocket expenses incurred by the other party in rendering such assistance. The other party shall have the right to participate and be represented in any such suit or action by its own counsel at its own expense.

16.6.7	The Initiating Party may settle, consent judgment or otherwise voluntarily dispose of the suit or action (“Settlement”) without the written consent of the other party but only if such Settlement can be achieved without adversely affecting the other party (including any of its patent rights). If a Settlement could adversely affect the other party, then the written consent of the other party would be required, which consent shall not be unreasonably withheld.

16.7 Defense

16.7.1	If the manufacture, use, importation, offer for sale or sale of any Product pursuant to this Agreement results in any claim, suit or proceeding alleging patent infringement or trade secret misappropriation against EVOTEC or a member of the ROCHE Group, then such Party shall promptly notify the other Party hereto. The Parties shall cooperate with each other in connection with any such claim, suit or proceeding and shall keep each other reasonably informed of all material developments in connection with any such claim, suit or proceeding.

16.7.2	If a Third Party asserts that Patent Rights owned by or licensed to it are infringed by the development, manufacture, use, importation, offer for sale or sale of Products by EVOTEC, or that its trade secrets were misappropriated in connection with such activity, then EVOTEC shall have the exclusive right and responsibility to resolve any such claim, whether by obtaining a license from such Third Party, by

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the

Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

defending against such Third Party’s claims or otherwise, and shall be solely responsible for the defense of any such action, any and all costs incurred in connection with such action (including, without limitation, attorneys’ and expert fees) and all liabilities incurred in connection therewith. Notwithstanding the above, EVOTEC shall not enter into any settlement of any such claim without the prior written consent of ROCHE if such settlement would require ROCHE to be subject to an injunction or to make any monetary payment to EVOTEC or any Third Party, or admit any wrongful conduct by ROCHE or its Affiliates, or would limit or restrict the claims of or admit any invalidity and/or unenforceability of any of the Patent Rights Controlled by ROCHE.

16.8 Common Interest Disclosures

With regard to any information or opinions disclosed pursuant to this Agreement by one Party to the other regarding intellectual property and/or technology owned by Third Parties, the Parties agree that they have a common legal interest in determining whether, and to what extent, third party intellectual property rights may affect the conduct of the development and/or manufacture, use or sale of Compounds and/or Products, and have a further common legal interest in defending against any actual or prospective Third Party claims based on allegations of misuse or infringement of intellectual property rights relating to the conduct of the development and/or manufacture, use or sale of Compounds and/or Products. Accordingly, the Parties agree that all such information and materials obtained by EVOTEC and ROCHE from each other will be used solely for purposes of the Parties’ common legal interests with respect to the conduct of the Agreement. All information and materials will be treated as protected by the attorney-client privilege, the work product privilege, and any other privilege or immunity that may otherwise be applicable. By sharing any such information and materials, neither Party intends to waive or limit any privilege or immunity that may apply to the shared information and materials. Neither Party shall have the authority to waive any privilege or immunity on behalf of the other Party without such other Party’s prior written consent, nor shall the waiver of privilege or immunity resulting from the conduct of one Party be deemed to apply against any other Party.

16.9 Hatch-Waxman

Notwithstanding anything herein to the contrary, should a party receive a certification for a Product pursuant to the Drug Price Competition and Patent Term Restoration Act of 1984 (Public Law 98-417), as amended, or its equivalent in a country other than the US (the “Hatch-Waxman Act”), then such party shall immediately provide the other party with a copy of such certification. EVOTEC shall have thirty (30) days from date on which it receives or provides a copy of such certification to provide written notice to ROCHE (“H-W Suit Notice”) whether EVOTEC will bring suit, at its expense, within a forty-five (45) day period from the date of such certification. Should such thirty (30) day period expire without EVOTEC providing such H-W Suit Notice, then ROCHE shall be free to immediately bring suit in its name.

16.10 Patent Term Extensions

The parties shall use Commercially Reasonable Efforts to obtain all available patent term extensions, adjustments or restorations, or supplementary protection certificates (“SPCs”, and together with patent term extensions, adjustments and restorations, “Patent Term Extensions”). ROCHE shall execute such authorizations and other documents and take such other actions as may be reasonably requested by EVOTEC to obtain such Patent Term Extensions, including designating EVOTEC as its agent for such purpose as provided in 35 U.S.C. Section 156. All filings for such Patent Term Extensions shall be made by EVOTEC; provided, that in the event that EVOTEC elects not to file for a Patent Term Extension, EVOTEC shall (a) promptly inform ROCHE of its intention not to file and (b) grant ROCHE the right to file for such Patent Term Extension. Each party shall

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the

Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

execute such authorizations and other documents and take such other actions as may be reasonably requested by the other party to obtain such extensions. The parties shall cooperate with each other in gaining patent term restorations, extensions and/or SPCs wherever applicable to such ROCHE Patent Rights.

The Parties acknowledge that prior to the signing date of this Agreement, the patent filing and patent prosecution sections of the 2003-Agreement applied.

17. Representations and Warranties

17.1 Mutual Representations and Warranties

Each party hereby represents and warrants:

17.1.1 Authority

Such party has the full right and authority to enter into this Agreement, and that it is not aware of any impediment that would inhibit its ability to perform its obligations under this Agreement.

17.1.2 Material Facts

Such party has disclosed all information in its possession or control which is material to the other party entering into this Agreement, and such information does not contain any untrue statement of material fact or omit to state a material fact.

17.2 ROCHE Representations and Warranties

ROCHE represents and warrants that, as of the Effective Date,

(i)	it has no knowledge of any claims by any Third Party that the use of the Compounds licensed under the terms and conditions of this Agreement infringes any proprietary rights of any Third Party,

(ii)	to the best of its knowledge, the use of the Compounds licensed under the terms and conditions of this Agreement does not infringe any proprietary right of any Third Party,

(iii)	to the best of its knowledge, there are no legal actions, suits or other proceedings relating to the Compounds licensed under the terms and conditions of this Agreement,

(iv)	to the best of its knowledge, ROCHE is the owner of the ROCHE Patent Rights and Roche Know-How free and clear of any lien, encumbrance or restriction and has the right to license the ROCHE Patent Rights and ROCHE Know-How as set forth herein,

(v)	to the best of its knowledge, there do not exist further Patent Rights other than the Roche Patent Rights covering the Compounds held by ROCHE as a joint or sole owner or as a licensee.

17.3 Database

ROCHE has transferred to ENS the ISIS-database as CD. The ISIS-database is provided to EVOTEC as is. ROCHE is not obliged (1) to provide any software or (2) to provide any updates to the database.

17.5 No other Representation or Warranty

Neither Party makes any representation or warranty except as expressly set forth herein.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the

Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

18. Indemnification

18.1 Indemnification by ROCHE

ROCHE shall indemnify, hold harmless and defend EVOTEC and its directors, officers, employees and agents from and against any and all losses, expenses, cost of defense (including without limitation attorneys’ fees, witness fees, damages, judgments, fines and amounts paid in settlement) and any amounts EVOTEC becomes legally obligated to pay because of any claim or claims against it by any Third Party to the extent that such claim or claims arise out of activities related to the Product (e.g. product liability claims) conducted by or on behalf of ROCHE, except to the extent such losses, expenses, costs and amounts are due to the gross negligence or willful misconduct or failure to act of EVOTEC.

18.2 Indemnification by EVOTEC

EVOTEC shall indemnify, hold harmless and defend ROCHE and its directors, officers, employees and agents from and against any and all losses, expenses, cost of defense (including without limitation attorneys’ fees, witness fees, damages, judgments, fines and amounts paid in settlement) and any amounts ROCHE becomes legally obligated to pay because of any claim or claims against it by any Third Party to the extent that such claim or claims arise out of activities related to the Product (e.g., product liability claims) conducted by or on behalf of EVOTEC, except to the extent such losses, expenses, costs and amounts are due to the gross negligence or willful misconduct or failure to act of ROCHE.

18.3 Procedure

In the event of a claim by a Third Party against a Party entitled to indemnification under this Agreement (“Indemnified Party”), the Indemnified Party shall promptly notify the other party (“Indemnifying Party”) in writing of the claim and the Indemnifying Party shall undertake and solely manage and control, at its sole expense, the defense of the claim and its settlement. The Indemnified Party shall cooperate with the Indemnifying Party and may, at its option and expense, be represented in any such action or proceeding by counsel of its choice. The Indemnifying Party shall not be liable for any litigation costs or expenses incurred by the Indemnified Party without the Indemnifying Party’s written consent. The Indemnifying Party shall not settle any such claim unless such settlement fully and unconditionally releases the Indemnified Party from all liability relating thereto and does not impose any cost or restriction on the Indemnified Party, unless the Indemnified Party otherwise agrees in writing.

19. Obligation Not to Disclose Confidential Information

19.1 Non-Use and Non-Disclosure

During the Agreement Term and for five (5) years thereafter, a Receiving Party shall (i) treat Confidential Information provided by Disclosing Party as it would treat its own information of a similar nature, (ii) take all reasonable precautions not to disclose such Confidential Information to Third Parties, without the Disclosing Party’s prior written consent, and (iii) not use such Confidential Information other than for fulfilling its obligations or exercising its rights under this Agreement.

19.2 Permitted Disclosure

Notwithstanding the obligation of non-use and non-disclosure set forth in Section 19.1, the Parties recognize the need for certain exceptions to this obligation, specifically set forth below, with respect to press releases, patent rights, publications, and certain commercial considerations.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the

Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

19.3 Press Releases

19.3.1	EVOTEC shall issue press releases in accordance with its internal policy. EVOTEC shall provide ROCHE with a copy of any draft press release related to the activities contemplated by this Agreement at least two (2) weeks prior to its intended publication for ROCHE’s review. ROCHE may provide EVOTEC with suggested modification to the draft press release. EVOTEC shall consider ROCHE’s suggestions in issuing its press release. If EVOTEC is required to issue a press release as a matter of law or regulation, than EVOTEC shall use Commercially Reasonable Efforts to provide ROCHE with a draft press release prior to its release and to consider ROCHE’s suggestions in issuing such press release but shall not be required to delay the issue of such press release. The Parties acknowledge that the review of a press release and/or publication relating to the Development Plan has high priority.

19.3.2	ROCHE shall only issue press releases related to the activities contemplated by this Agreement that have either (i) been approved by EVOTEC or (ii) are required to be issued by ROCHE as a matter of law and ROCHE has a competent legal opinion to that effect. In all circumstances, ROCHE shall provide EVOTEC with a draft press release at least two (2) weeks prior to its intended publication for EVOTEC’s review. During such period, EVOTEC shall (i) approve the draft press release and permit ROCHE to issue the press release, (ii) contact ROCHE to discuss modification to the draft press release, or (iii) contact ROCHE and disapprove the press release. If EVOTEC asks for modification, then ROCHE shall either make such modification or work with EVOTEC to arrive at a press release that EVOTEC approves. If ROCHE issues a press release without EVOTEC’s approval, then ROCHE must obtain a competent legal opinion that the release was required to be issued by ROCHE as a matter of law.

19.4 Publications

During the Term of this Agreement, the following restrictions shall apply with respect to disclosure by any Party of Confidential Information of the other Party relating to the Product in any publication or presentation:

a)	Both Parties acknowledge that it is their policy for the studies and results thereof to be registered and published in accordance with their internal guidelines. EVOTEC, in accordance with its internal policies and procedures, shall have the right to publish all studies, clinical trials and results thereof on the clinical trial registries which are maintained by or on behalf of EVOTEC.

b)	A party (“Publishing Party”) shall provide the other party with a copy of any proposed publication or presentation at least thirty (30) days (or at least 10 days in the case of oral presentations) prior to submission for publication so as to provide such other party with an opportunity to recommend any changes it reasonably believes are necessary to continue to maintain the Confidential Information disclosed by the other party to the Publishing party in accordance with the requirements of this Agreement. The incorporation of such recommended changes shall not be unreasonably refused; and If such other party notifies (“Notice”) the Publishing Party in writing, within thirty (30) days after receipt of the copy of the proposed publication or presentation (or at least fifteen (15) days in the case of oral presentations), that such publication or presentation in its reasonable judgment (i) contains an invention, solely or jointly conceived and/or reduced to practice by the other party, for which the other party reasonably desires to obtain patent protection or (ii) could be expected to have a material adverse effect on the commercial value of any Confidential Information disclosed by the other party to the Publishing Party, the Publishing Party shall prevent such publication or delay such publication for a mutually agreeable period of time. In the case of inventions, a delay shall be for a period reasonably sufficient to permit the timely preparation and filing of a patent application(s) on such invention, and in no event less than ninety (90) days from the date of the Notice.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the

Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

19.5 Commercial Considerations

Nothing in this Agreement shall prevent EVOTEC or its Affiliates from disclosing this Agreement or Confidential Information of EVOTEC or ROCHE relating to this Agreement to (i) governmental agencies to the extent required or desirable to secure government approval for the development, manufacture or sale of Compounds and Products in the Territory, (ii) Third Parties acting on behalf of EVOTEC, to the extent reasonably necessary for the development, manufacture or sale of Compounds and Products in the Territory, (iii) Third Parties to the extent reasonably necessary to market the Products in the Territory, (iv) actual or prospective Sublicensees, (v) actual or prospective investors in EVOTEC or other sources of financing for EVOTEC, (vi) actual or prospective acquirers of EVOTEC or companies that may be acquired by EVOTEC, provided, that in the case of clauses (ii) through (vi), such disclosure is made (a) under confidentiality and non-use provisions at least as stringent as EVOTEC’s obligations under this Agreement and (b) only to the extent necessary for the purpose.

The Receiving Party may disclose Confidential Information of the Disclosing Party to the extent that such Confidential Information is required to be disclosed by the Receiving Party to comply with applicable laws, to defend or prosecute litigation or to comply with governmental regulations, provided that the Receiving Party provides prior written notice of such disclosure to the Disclosing Party and, to the extent practicable, takes reasonable and lawful actions to minimize the degree of such disclosure.

20. Term and Termination

20.1 Commencement and Term

The Agreement Term shall commence upon the Effective Date and, unless this Agreement is terminated sooner as provided in this Section, expire on the date when no royalty or other payment obligations under this Agreement are or will become due.

20.2 Termination

20.2.1 Termination for Breach

A Party (“Non-Breaching Party”) shall have the right to terminate this Agreement in its entirety or on a country-by-country basis in the event the other Party (“Breaching Party”) is in breach of any of its material obligations under this Agreement. The non-Breaching Party shall provide written notice to the Breaching Party, which notice shall identify the breach and the countries in which the Non-Breaching Party intends to have this Agreement terminate. The Breaching Party shall have a period of one hundred and twenty (120) days after such written notice is provided to cure such breach (“Peremptory Notice Period”). If such breach is not cured within the Peremptory Notice Period, this Agreement shall effectively terminate in such countries, unless there exists a bona fide dispute as to whether such breach occurred or has been cured. If there is such a bona fide dispute, then such dispute shall be resolved pursuant to Section 21.2 and 21.3 and if the matter is resolved against alleged Breaching Party, then the Non-Breaching Party can only terminate this Agreement if such matter is not cured within thirty (30) days of resolution of the dispute.

A Party shall have the right to terminate this Agreement, if the other Party incurs an Insolvency Event; provided, however, in the case of any involuntary bankruptcy proceeding, such right to terminate shall only become effective if the Party that incurs the Insolvency Event consents to the involuntary bankruptcy or such proceeding is not dismissed within ninety (90) days after the filing thereof.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the

Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

20.2.2 Termination by EVOTEC without a Cause

EVOTEC shall have the right to terminate this Agreement at any time on a Product-by-Product and country-by-country basis upon six (6) months prior written notice. The effective date of termination under this Section shall be the date six (6) months after EVOTEC provides such written notice to ROCHE.

20.3 Consequences of Termination

20.3.1 Termination by ROCHE for Breach by EVOTEC

Upon any termination by ROCHE in its entirety or in a country for breach by EVOTEC all rights and licenses granted by ROCHE to EVOTEC under this Agreement in the country shall also terminate on the effective date of termination. EVOTEC shall, upon ROCHE’s written request, to the extent EVOTEC has the right to do so, assign and transfer to ROCHE, at no expense to ROCHE, all Regulatory Filings and Regulatory Approvals, Trademarks, and all data, including clinical data, materials and information, in EVOTEC’s possession and control related to the Products in the country necessary for the development and commercialization of the Products. EVOTEC shall assign clinical trial agreements, to the extent assignable and not cancelled.

ROCHE shall, upon such transfer, have the right to disclose such Regulatory Filings, Regulatory Approvals and data to (i) governmental agencies of the country to the extent required or desirable to secure government approval for the development, manufacturing or sale of the Products in the country, (ii) Third Parties acting on behalf of ROCHE, its Affiliates or licensees, to the extent reasonably necessary for the development, manufacture, or sale of Product in the country, and (iii) Third Parties to the extent reasonably necessary to market the Products in the country.

ROCHE shall have (i) a fully paid-up exclusive license (even as to EVOTEC) under the EVOTEC Patent Rights and EVOTEC Know-How, including EVOTEC’s interest in the Joint Patent Rights and Joint Know-How to the extent that they are Severable from other patent rights or proprietary rights of EVOTEC and (ii) a fully paid-up non-exclusive, transferable only to licensees and subcontractors, license under the EVOTEC Patent Rights and EVOTEC Know-How, including EVOTEC’s interest in the Joint Patent Rights and Joint Know-How, to the extent that they are not Severable from other patent rights or proprietary rights of EVOTEC each solely for ROCHE, its Affiliates or licensees each solely to develop, manufacture and have manufactured, use offer to sell, sell, promote, export and import the applicable Products in the applicable country(ies). For clarity, the licenses under this Section 20.3.1 shall not include any licenses under any Third Party Licenses.

To the extent necessary for the development and or commercialization of the Product by ROCHE, EVOTEC shall also grant ROCHE a non-exclusive license, with the right to sublicense, under pre-existing EVOTEC patent rights and pre-existing EVOTEC know-how under terms to be negotiated in good faith between the Parties.

20.3.2 Termination by EVOTEC for Breach by ROCHE

Upon any termination by EVOTEC for breach by ROCHE in accordance with Section 20.2.1, EVOTEC and its Affiliates may upon notice retain all rights and licenses granted to EVOTEC by ROCHE under this Agreement; provided that after the effective date of termination the amounts of such payments and royalties which otherwise would have become due and payable shall no longer be due and payable.

20.3.3 Termination by EVOTEC without Cause

Upon any termination by EVOTEC without cause, all rights and licenses granted by ROCHE to EVOTEC under this Agreement shall terminate in their entirety or on a country-by-country and Product-by Product basis,

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the

Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

as applicable. EVOTEC shall, upon ROCHE’s written request, to the extent it has the right to do so, transfer to ROCHE, at no expense to ROCHE, all Regulatory Filings and Regulatory Approvals, Trademarks, and all data, including clinical data, materials and information, in EVOTEC’s possession and control related to Product in the country. EVOTEC shall assign clinical trial agreements, to the extent assignable and not cancelled.

ROCHE shall, upon such transfer, have the right to disclose such filings, approvals and data to (i) governmental agencies of the country to the extent required or desirable to secure government approval for the development, manufacture or sale of Product in the country; (ii) Third Parties acting on behalf of ROCHE, its Affiliates or licensees, to the extent reasonably necessary solely for the development, manufacture, or sale of Product in the country, or (iii) Third Parties to the extent reasonably necessary to market Product in the country.

ROCHE shall have (i) a fully paid-up exclusive license (even as to EVOTEC) under the EVOTEC Patent Rights and EVOTEC Know-How, including EVOTEC’s interest in the Joint Patent Rights and Joint Know-How to the extent that they are Severable from other patent rights or proprietary rights of EVOTEC and (ii) a fully paid-up non-exclusive license under the EVOTEC Patent Rights and EVOTEC Know-How, including EVOTEC’s interest in the Joint Patent Rights and Joint Know-How to the extent that they are not Severable from other patent rights or proprietary rights of EVOTEC, each solely for ROCHE, its Affiliates or licensees each solely to develop, manufacture and have manufactured, use offer to sell, sell, promote, export and import the applicable Products in the applicable country(ies).

To the extent necessary for the development and or commercialization of the Product by ROCHE, EVOTEC shall also grant ROCHE a non-exclusive license, with the right to sublicense, under pre-existing EVOTEC patent rights and pre-existing EVOTEC know-how under terms to be negotiated in good faith between the Parties.

20.3.4 Other Obligations

20.3.4.1 Obligations Related to Ongoing Activities

From the date of notice of termination until the effective date of termination, EVOTEC shall continue activities, including preparatory activities, ongoing as of the date of notice of termination. However, EVOTEC shall not be obliged to initiate any new activities not ongoing at the date of notice of termination.

In any case, after the effective date of termination, EVOTEC shall not have any obligation to perform and/or complete any activities or to make any payments for performing or completing any activities under this Agreement.

Notwithstanding the foregoing, in case of termination, upon the request of ROCHE, EVOTEC shall complete any clinical studies related to the Compounds or Products that are being conducted under its IND for the Compound or Product and are ongoing as of the effective date of termination; provided, however, that

(a)	EVOTEC may agree but shall have no obligation to recruit or enroll any additional patients after the effective date of termination; and

(b)	ROCHE agrees to reimburse EVOTEC for all of its development costs which arise after the effective date of termination in completing such studies.

20.3.4.2 Obligations Related to Manufacturing

If a Product is marketed in any country of Territory on the date of the notice of termination of this Agreement by ROCHE pursuant to Section 20.2.1 or by EVOTEC pursuant to Section 20.2.2, upon the request of

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the

Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

ROCHE, EVOTEC shall manufacture and supply Product to ROCHE for a period which shall not exceed eighteen (18) months from the effective date of the termination of this Agreement at a price to be agreed by the Parties in good faith. ROCHE shall use Commercially Reasonable Efforts to take over the manufacturing as soon as possible after the effective date of termination.

20.3.4.3 Ancillary Agreements

Unless otherwise agreed by the Parties, the termination of this Agreement shall cause the automatic termination of all ancillary agreements related hereto, if any.

20.3.4.4 Royalty and Payment Obligations

Termination of this Agreement by a Party, for any reason, shall not release EVOTEC from any obligation to pay royalties or make any payments to ROCHE which are due and payable prior to the effective date of termination. Termination of this Agreement in its entirety by a Party, for any reason, will release EVOTEC from any obligation to pay royalties or make any payments to ROCHE which would otherwise become due or payable on or after the effective date of termination.

20.4 Survival

Sections 16 (Ownership of Inventions); 18 (Indemnification), 19 (Obligation not to Use and Not to disclose Confidential Information), 20 (Termination), 22 (Governing Law and Arbitration) shall survive any expiration or termination of this Agreement for any reason.

21. Miscellaneous

21.1 Governing Law

This Agreement shall be governed by and construed in accordance with the laws of Switzerland, without reference to its conflict of laws principles, and shall not be governed by the United Nations Convention of International Contracts on the Sale of Goods (the Vienna Convention).

21.2 Disputes

Unless otherwise set forth in this Agreement, in the event of any dispute in connection with this Agreement, such dispute shall be referred to the respective executive officers of the parties designated below or their designees, for good faith negotiations attempting to resolve the dispute. The designated executive officers are as follows:

For EVOTEC: CEO

For ROCHE:   Head of Pharma Partnering

21.3 Arbitration

Should the parties fail to agree within two (2) months after such dispute has first arisen, it shall be finally settled by arbitration in accordance with the commercial arbitration rules of the International Chamber of Commerce as in force at the time when initiating the arbitration. The tribunal shall consist of three arbitrators. The place of arbitration shall be Basel, Switzerland. The language to be used shall be English.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the

Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

21.4 Assignment

Neither Party may assign its rights or obligations under this Agreement absent the prior written consent of the other Party, except to any of its Affiliates or in the context of a merger, acquisition, sale or other transaction involving all or substantially all of the assets of the Party seeking to assign, in which case such Party in its sole discretion may assign its rights and obligations under this Agreement. Any permitted assignment shall be binding on the successors of the assigning Party.

21.5 Independent Contractor

No employee or representative of either party shall have any authority to bind or obligate the other party to this Agreement for any sum or in any manner whatsoever or to create or impose any contractual or other liability on the other party without said party’s prior written approval. For all purposes, and not- withstanding any other provision of this Agreement to the contrary, EVOTEC’s legal relationship to ROCHE under this Agreement shall be that of independent contractor.

21.6 Unenforceable Provisions and Severability

If any of the provisions of this Agreement are held to be void or unenforceable, then such void or unenforceable provisions shall be replaced by valid and enforceable provisions which will achieve as far as possible the economic business intentions of the parties. However the remainder of this Agreement will remain in full force and effect, provided that the material interests of the parties are not affected, i.e. the parties would presumably have concluded this Agreement without the unenforceable provisions.

21.7 Waiver

The failure by either party to require strict performance and/or observance of any obligation, term, provision or condition under this Agreement will neither constitute a waiver thereof nor affect in any way the right of the respective party to require such performance and/or observance. The waiver by either party of a breach of any obligation, term, provision or condition hereunder shall not constitute a waiver of any subsequent breach thereof or of any other obligation, term, provision or condition.

21.8 Appendices

All Appendices to this Agreement shall form an integral part to this Agreement.

21.9 Superseding 2003-Agreement

This Agreement supersedes the 2003-Agreement.

21.10 Amendments

No amendments of the terms and conditions of this Agreement shall be binding upon either party hereto unless in writing and signed by authorized representatives of the parties.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the

Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

21.11 Notice

All notices which are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by facsimile (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by internationally recognized overnight courier providing evidence of delivery or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

if to EVOTEC, to:	Evotec Neurosciences GmbH Schnackenburgallee 114 22525 Hamburg Germany Attn: Legal Department Facsimile No.: +49 40 560 81 333

if to ROCHE, to:	F. Hoffmann-La Roche Ltd Grenzacherstrasse 124 4070 Basel Switzerland Attn: Legal Department Facsimile No.: +41 61 688 13 96

And:	Hoffmann-La Roche Inc. 340 Kingsland Street Nutley, New Jersey 07110 U.S.A. Attn. Corporate Secretary Facsimile No.: +1 973 235-3500

or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the

Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

IN WITNESS WHEREOF, the Parties have entered into this Agreement as of the Effective Date.

EVOTEC NEUROSCIENCES GmbH

By:	/S/ JOHN A. KEMP	By:	/S/ K. MALECK
Name:		Name:	Dr. K. Maleck
Title:		Title:	CFO

F. HOFFMANN-LA ROCHE LTD

By:	/S/ CHRISTOPHE CARISSIMO	By:	/S/ MELANIE FREY WICK
Name:	Christophe Carissimo	Name:	Melanie Frey Wick
Title:	Global Licensing Director	Title:	Legal Counsel

HOFFMANN-LA ROCHE INC.		Apprv’d As To Form LAW DEPT.

By:	/S/ GEORGE W. JOHNSTON	By:	/S/ ILLEGIBLE
Name:	George W. Johnston
Title:	Vice President

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the

Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

APPENDIX 1

[***]

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the

Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

APPENDIX 2—Development Plan

[***]

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the

Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.